UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                        December 27,  2004
         Date of Report (Date of earliest event reported)



                         IDI Global, Inc.
(Exact name of small business issuer as specified in its charter)

         Nevada                   000-30245                  87-0617040
(State of incorporation)     (Commission file No.)       (I.R.S. Employer
                                                         Identification No.)

               462 East 800 North, Orem, Utah 84097
             (Address of principal executive offices)

                          (801) 224-4444
                   (Issuer's telephone number)


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 27, 2004 IDI Global, Inc. entered into a Shares Purchase Agreement with SBI Brightline X LLC, a newly formed Delaware limited liability company
located in Newport Beach, California ("Brightline").   We agreed to sell to
Brightline up to 3,428,570 shares of IDI Global common stock at $0.70 per share. Brightline will purchase the common stock in eighteen separate 200,000 share tranches. However, Brightline can not purchase a tranche if it would own more than 9.8% of our issued and outstanding common stock on closing of the tranche.

Pursuant to the terms of the Share Purchase Agreement, we granted a warrant to purchase an aggregate of 571,429 shares of common stock at $0.70 per share at the time of signing the agreement. The agreement provides that after the delivery of the ninth tranche of funding, we will grant an additional warrant to purchase 571,429 shares of common stock. The warrants are exercisable for a four year term, but the exercise price of the warrants and the number of shares subject to the agreement may be adjusted in the event of stock splits, stock dividends, reverse stock splits, and similar events. The common stock issued under the agreement and common stock underlying the warrants are subject to registration rights.

The Share Purchase Agreement provides that we pay a placement fee to Brightline for each tranche sale of 10% of the gross proceeds of the first $1.75 million and then 5% for each additional tranche purchase price. We agreed to use 100% of the proceeds from the first and second tranche to repay the Credit Agreement, discussed below. After the second tranche we agreed to use one-half of each tranche's proceeds to repay the Credit Agreement. We also agreed to use one-half of the proceeds from the exercise of warrants granted under the agreement to repay the Credit Agreement.

The Share Purchase Agreement may be terminated by the parties if either defaults under its terms or the representations and warranties provided in the agreement are not true and correct. Brightline may terminate the agreement if the final tranche is not closed by May 24, 2006 or if we issue common stock and stock equivalents not already obligated at the time of the agreement at a purchase price less than $0.70 per share without prior approval. The agreement may also be terminated if we pay a dividend without prior approval.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 27, 2004 we entered into a Term Credit Agreement with Hong Kong League Central Credit Union and SBI Advisors, LLC, a California limited liability company (the "Credit Agreement"). Under the Credit Agreement we will receive the principal amount of $1,750,000 and will pay interest of 2.0% per month. The loan is payable in full by May 24, 2005, or if we elect to extend the term of repayment we may extend to November 23, 2005. Upon receiving the funding, IDI Global granted SBI Advisors, LLC a warrant to purchase 525,000 shares of common stock at $0.70 per share. The warrant has a term of four years from the date of the funding and also has registration rights.

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the Share Purchase Agreement we have agreed to issue up to 3,428,570 shares of IDI Global common stock at $0.70 per share to SBI Brightline X LLC, granted a warrant to purchase an aggregate of 571,429 shares of common stock at $0.70 per share, and agreed to grant an additional warrant to purchase 571,429 shares of common stock at $0.70 per share.

Pursuant to the Term Credit Agreement we granted a warrant to SBI Advisors LLC on December 27, 2004 to purchase 525,000 shares of common stock at $0.70 per share.

Other Securities

On December 21, 2004 we converted loans and interest totaling $1,295,182 at
$0.50 a share to 2,588,364 shares of common stock.   We issued 800,000 shares
each to Compass Equity Partners, Empire Fund Managers and Liberty Partners, and issued 188,364 shares to First Equity Holdings.

In each of the above transactions we believe each purchaser either had unrestricted access to detailed material information regarding our operations due to personal relationships with us or each purchaser was provided the same kind of information regarding our operations as would be available in a registration statement. We believe each possessed sufficient sophistication to evaluate the information provided and each was able to bear the economic risk of the purchase. Also, we believe each purchaser:
..   was aware that the securities had not been registered under federal securities laws;
..   acquired the securities for his/her/its own account for investment purposes of the federal securities laws;
..   understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition; and,
..   was aware that the certificate representing the securities would bear a legend restricting its transfer.
We believe that, in light of the foregoing, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.


                            SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                     IDI GLOBAL, INC.





Date:   December 30, 2004         By: /s/ Kevin R. Griffith
                                     ______________________________________
                                     Kevin R. Griffith
                                     President